Exhibit (n)(1)
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated March 12, 2025, with respect to the financial statements of T. Rowe Price OHA Select Private Credit Fund (the Company), included herein, and our reports dated March 12, 2025 on the senior securities table of the Company, incorporated herein by reference, and to the references to our firm under the headings “Senior Securities”, “Financial Highlights”, and “Experts” in the Form N-2.
/s/ KPMG LLP
Fort Worth, Texas
April 30, 2025